Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 ( No. 333-204548) and Form S-3 (No. 333-144699) of Finward Bancorp of our reports dated March 31, 2025, with respect to the consolidated financial statements of Finward Bancorp on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

March 31, 2025